Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), dated as of the 8th day of April, 2008, by and between Morris Lichtenstein (the “Consultant”), and IDT Corporation, a Delaware corporation located at 520 Broad Street, Newark, NJ 07102 (the “Company”).

WHEREAS, the Consultant is capable of providing certain professional consulting and advisory services; and

WHEREAS, the Company wishes the Consultant to perform the Services for the Company on the terms and for the good and valuable consideration set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Appointment. The Consultant agrees to provide general business advice and feedback as well as input on specific business proposals and opportunities (the “Services”) to the Company and its divisions, subsidiaries and affiliates, a non-exclusive basis, during the Term (as defined below) as and when reasonably requested by the Company from time to time. The Consultant’s appointment as a consultant to the Company shall commence on April 15, 2008 and shall terminate on December 15, 2008 (the “Term”).

2.	Time Spent; Office; Equipment. The Consultant shall be reasonably available to provide Services to the Company during normal business hours unless the parties otherwise agree, at such times and locations as mutually agreed upon by the Consultant and the Company.

3.	Fees. In consideration for the Consultant’s obligations hereunder, the Company shall pay the Consultant a fee of Four Hundred Twenty-Five Thousand Dollars ($425,000.00) per month during the Term (“Monthly Retainer”), according to the payment schedule outlined in Exhibit A. Monthly Retainer payments are irrevocable and must be paid, under any and all circumstances, according to the above mentioned payment schedule.

4.

Confidentiality Obligations. “Confidential Information” means technical and business information about the Company, its divisions, subsidiaries and affiliates, and their respective clients and customers that is learned by the Consultant in the course of the consulting relationship with the Company, including, without limitation, any and all proprietary Inventions (as defined below), customer and potential customer names, product plans and designs, licenses and other agreements, marketing and business plans, and various other technical, financial, businesses and/or trade secret information of the Company, its divisions, subsidiaries and affiliates, and their respective clients and customers. The Consultant acknowledges that such Confidential Information is specialized, unique in nature and of great value to the

Company, and that such information gives the Company a competitive advantage. During the Term and thereafter, the Consultant will not: (a) use any Confidential Information, however acquired, except as necessary within the scope of consulting duties to the Company (unless the Consultant is required to disclose such information by law or pursuant to a judicial order, and in such case, prior written notice to the Company is required); (b) duplicate or replicate, or cause or permit others to duplicate or replicate, any document or other material in any medium embodying any Confidential Information except as necessary within the scope of consulting duties to the Company; or (c) disclose, or permit the disclosure of, any Confidential Information to any person, without the prior written consent of the Company. The Consultant acknowledges that the Company owns all right, title and interest in and to the Confidential Information, and that the Consultant does not acquire hereunder, or otherwise, any right, title or interest in any Confidential Information. During the Term, the Consultant may not provide services to a third party that could in any way present a conflict of interest to the Consultant with respect to the services he provides to the Company or may in any way interfere with the Consultant’s responsibilities and duties to the Company. The Consultant shall keep the contents of this Agreement confidential and shall not disclose the existence or contents of this Agreement to any third party without the prior written consent of the Company. All of the Confidential Information described above shall remain the sole and exclusive property of the Company.

5.

Inventions. “Inventions” means all ideas, inventions, discoveries, improvements, trade secrets, formulae, techniques, data, software, programs, systems, specifications, developments, system architectures, documentation, algorithms, flow charts, logic diagrams, source code, methods, processes, and other formation, including works-in-progress, whether or not subject to statutory protection, whether or not reduced to practice, which are conceived, created, authored, developed, or reduced to practice by the Consultant, either alone or jointly with others, whether on the premises of the Company or not, during the course of the consulting relationship with the Company; provided, however, that any of the foregoing occurring which (i) do not relate to the actual or anticipated business, activities, research or investigations of the Company or its divisions, subsidiaries or affiliates, (ii) do not result from or are not suggested by work performed by the Consultant for the Company, or (iii) do not result, to any extent, from use of the Company’s premises or property shall not constitute Inventions for purposes of this Agreement. The Consultant hereby acknowledges and agrees that all copyrightable works included in the Inventions shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101), and that the Company is to be the “author” within the meaning of such Act. The Consultant acknowledges and agrees that all Inventions are the sole and exclusive property of the Company. In the event that title to any or all of the Inventions does not or may not, by operation of law, vest in the Company, the

Consultant hereby assigns to the Company all its/his right, title and interest in all Inventions and all copies of them, in whatever medium fixed or embodied, and in all writing relating thereto in the Consultant’s possession or control. The Consultant hereby expressly waives any moral rights or similar rights in any Invention or any such work made for hire. The Consultant agrees not to file any patent, copyright or trademark applications relating to any Invention. The Consultant agrees to assist the Company, whether before or after the termination or expiration of this Agreement or any consulting relationship with Company, in perfecting, registering, maintaining, and enforcing, in any jurisdictions the Company’s rights in the Inventions by performing promptly all acts and executing all documents deemed necessary or convenient by the Company. If the Company is unable, after duly reasonable effort, to secure the Consultant’s signature on any such documents, the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agent and attorney-in-fact to do all lawfully permitted acts (including, but not limited to, the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by the Consultant.

6.	Obligations of the Consultant upon Termination or Expiration of this Agreement. Upon the termination or expiration of this Agreement, the Consultant shall immediately discontinue the use of any and all of the Company’s proprietary information and Confidential Information, including methods, designs, marketing techniques, customer lists, contracts, etc., in connection with the operation of the Company, and discontinue the use of all of the Company’s trademarks, service marks, slogans or logos and materials that contain such or any colorable imitations or variations thereof. This shall include the immediate cessation and use of all telephone numbers, advertising products, signs, etc., which contain such trademarks, service marks, slogans or logos.

7.	Relationship Between the Parties. Nothing in this Agreement shall be taken to imply any relationship of partnership, agency or employer and employee between the Company and the Consultant. As a consequence, (a) the Consultant shall have no authority to enter into contracts or agreements on behalf of the Company or any of its divisions, subsidiaries or affiliates; (b) all taxes that might be due and payable as a result of this Agreement by the Consultant in whatever jurisdiction shall be the sole responsibility of the Consultant; and (c) except as provided in the Separation Agreement, the Consultant will not be eligible to participate in the Company’s or its division’s, subsidiary’s or affiliate’s pension or other fringe benefit program, nor will he be covered by the Company’s or its division’s, subsidiary’s or affiliate’s workers’ compensation insurance.

8.	Notices. All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier:

if to the Consultant, at:

Morris Lichtenstein
59 Olympia Lane
Monsey, New York 10952,or at such other address as the Consultant may have furnished the Company in writing, and if to the Company, at

IDT Corporation
ATTN: Chief Legal Officer
520 Broad Street, 4th Floor,
Newark, New Jersey 07102,

Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; and if mailed by courier, on the first business day following the date of such mailing.

9.	Amendment; Entire Agreement. This Agreement may be amended, assigned, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of each of the parties hereto. This Agreement and the Separation Agreement constitute of the entire agreement between the parties with respect to the subject matter contained herein and therein.

10.	Successors and Assigns. This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Employee should die or become incapacitated while any amounts are due and payable to the Employee hereunder, all such amounts shall be paid to the legal representatives of the Employee’s estate. This Agreement is personal in nature and the obligations of the Employee hereunder are not assignable to any person.

11.	Severability. If any provision of this Agreement shall be held to be invalid, it shall not affect the validity or enforceability of any other provision of this Agreement, but shall remain in full force and effect.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflict of law rules.

13.	Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

14.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

15.	Dispute Resolution. The Parties hereby agree and submit to the exclusive jurisdiction of the Superior Court of New Jersey, Essex County in any action, lawsuit or other proceeding arising out of or relating to this Agreement. The Parties irrevocably waive any objection that they may now or hereafter have to the venue of any such action, lawsuit or other proceeding in any such court or that such action, lawsuit or other proceeding was brought in an inconvenient forum, and agree not to plead or claim the same.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

IDT CORPORATION

By:	/s/ James Courter
Name:	James Courter
Title:	Chief Executive Officer

/s/ Morris Lichtenstein
Morris Lichtenstein

EXHIBIT A

Consulting Services Payment Schedule

May 1, 2008 - $425,000

June 2, 2008 - $425,000

July 1, 2008 - $425,000

August 1, 2008 - $425,000

September 1, 2008 - $425,000

October 1, 2008 - $425,000

November 3, 2008 - $425,000

December 1, 2008 - $425,000